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                                                                   EXHIBIT 10.4



                         EXECUTIVE EMPLOYMENT AGREEMENT


      EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") made as of the __ day of February, 1997 between Jazz Photo Corp., a New Jersey corporation (the "Company"), and Roger F. Lorenzini, residing at 79 Many Levels Road, White Bear Lake, Minnesota 55110 (the "Executive").

      WHEREAS, the Company believes it is in the best interests of the Company to retain the Executive as an executive of the Company on the terms herein provided; and

      WHEREAS, the Executive is desirous of committing himself to serve the Company on the terms herein provided;

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

      1. Effectiveness. This Agreement shall be effective (the "Effective Date") immediately upon the last to occur of (a) the approval by the Board of Directors of the Company of this Agreement including the express grant of the Stock Option as defined herein; (b) the execution of this Agreement by the Company and the Executive; or (c) April 1, 1997.

      2. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth herein for the period commencing on the Effective Date and expiring on the third anniversary thereof, unless such employment is sooner terminated as hereinafter set

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forth (such period is hereinafter sometimes referred to as the "Term of
Executive's Employment").

      3. Position and Duties. During the Term of Executive's Employment hereunder, the Executive shall serve as Chief Executive Officer and a Director of the Company, reporting to the Board of Directors of the Company, and shall have supervision and control over, and responsibility for all aspects of the Company's operations, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company. The Executive shall devote his entire working time and efforts to the business and affairs of the Company.

      4. Compensation.

            (a) Executive Base Compensation. During the Term of Executive's Employment hereunder, the Executive shall receive a base salary at the annual rate of $315,000.00 (the "Executive Base Compensation"), or such amount in excess of Executive Base Compensation as the Company shall from time to time determine in its discretion, payable at such intervals or times as shall accord with the Company's normal procedure.

            (b) Expenses. During the Term of his employment hereunder the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures currently in effect for the senior executive officers of the Company) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.


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            (c) Fringe Benefits. The Executive shall be entitled to participate in or receive benefits under any profit-sharing or pension plan, savings plan, stock option plan, stock purchase plan, life insurance and/or death benefits plan, medical and health-and-accident plans, or arrangement currently made available by the Company or to be made available in the future to its executives and key management employees, including the Company's 1997 Long-Term Incentive Plan, as currently in effect or any comparable successor plan thereto, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of Base Compensation to the Executive hereunder.

            (d) Perquisites. The Executive shall be entitled to receive perquisites appertaining to, and consistent with, his office in accordance with such practices as may be adopted by the Company from time to time, including, but not limited to (i) an automobile, the style and year to be chosen at the Company's discretion, for the exclusive use of Executive; and (ii) an automobile allowance in the amount of $1,000.00 per month.

            (e) Vacation. The Executive shall be entitled to five (5) weeks of vacation for each calendar year during the Executive's employment commencing in 1997. Executive shall be permitted to carryover a maximum of two and one-half (2 1/2) weeks of an accrued and unused vacation to the next calendar year. Any other unused vacation will be forfeited. Subject to the limitations of the preceding sentence,


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Executive will be entitled to a payment for any accrued and unused vacation upon termination of his employment for any other reason other than cause or if Executive terminates his employment.

            (f) Housing Allowance. The Executive shall be entitled to receive a housing allowance from the Company for the rental of a dwelling within commuting distance of the Company's New Jersey headquarters adequate to accommodate the Executive and his family at a cost not exceeding $5,000 per month, in living arrangements comparable to those currently maintained by Executive.

            (g) Stock Option Grant. The Board of Directors of the Company concurrently with the execution hereof shall grant to Executive an option to purchase a total of 70,000 shares of the Class A Common Stock of the Company (the "Stock Option") in accordance with the terms and conditions of the Company's 1997 Long-Term Incentive Plan at an exercise price of $1.50 per share.

            (h) Moving Allowance. In consideration of the substantial expenses the Executive will incur in connection with Executive's relocation, the Company shall provide Executive with a relocation allowance of $75,000.00, such amount to be payable in full to Executive within three (3) months of the date Executive assumes his duties hereunder. Executive agrees that should he resign his employment with the Company at any time prior to thirty-six (36) months following the Effective Date, he shall reimburse the Company on the last day worked for a portion of the relocation allowance. The relocation allowance shall be prorated over thirty-six (36) months, and


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the portion for which Executive must reimburse the Company will be payable in full upon the last day of his Employment.

            (i) Life Insurance Policies.

                  (i) The Company shall provide Executive, at no expense to Executive, with a life insurance policy in the amount of $250,000, the beneficiary of which shall be at Executive's sole and exclusive discretion.

                  (ii) At any time during the term of this Agreement, the Company shall have the right to insure the life of Executive for the Company's sole benefit, and to determine the amount of insurance and the type of policy. The Company shall be the solely liable for the payment of the premiums due on such policy, shall be the sole owner of the policy, shall be entitled at all times to its physical possession, and shall be its beneficiary and the person entitled to all its rights and privileges. Executive agrees to cooperate with the Company in making application for such policy by submitting to a physical examination, by supplying all information required by the insurance company, and by executing all necessary documents, provided that those documents do not impose upon Executive any financial obligation to the Company or the insurance company in connection with such life insurance.

            (j) Disability Benefits. The Company shall purchase for the benefit of Executive a disability policy in a form reasonably acceptable to the Executive with disability benefits equal to fifty percent (50%) of the Executive's Base Compensation for a term beginning with the Executive's employment and ending on April 2, 2000.


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      5. Offices; Directorships. The Executive agrees to serve on the Board of
Directors of the Company without additional compensation, when elected or appointed thereto, in one or more offices in, and/or as a director of, the Company or any subsidiary or affiliate of the Company.

      6. Termination.

            (a) Disability. If, based on independent medical advice, from a physician reasonably acceptable to the Company and Executive, the Board of Directors determines that, due to physical or mental illness, the Executive has been unable to perform his duties hereunder for six consecutive months or six non-consecutive months in any twelve month period, the Company may terminate the employment of the Executive by delivering a Notice of Termination specifying a termination date. The return of the Executive to the performance of his duties in accordance with Section 3 hereof prior to the specified termination date shall not render such notice ineffective for the purpose of terminating Executive's employment hereunder.

            (b) Termination by the Executive. The Executive may terminate his employment hereunder voluntarily, provided that the Executive delivers to the Company a Notice of Termination specifying a termination date not less than ninety (90) days subsequent to the date of such Notice of Termination.

            (c) Termination by the Company. The Company may terminate the employment of the Executive, with or without cause, by delivering a Notice of Termination specifying a termination date not less than ninety (90) days subsequent to such Notice of Termination, except that, in the case of a Termination for Cause (as


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herein defined), a Notice of Termination shall be effective immediately. A
"Termination Without Cause" shall mean a termination of the Executive's employment hereunder, other than a "Termination for Cause" as defined herein and other than pursuant to subsections (a), (b) or (d) hereof. A "Termination for Cause" shall mean, in the context of termination of the employment or the directorship of the Executive, any of the following events or conditions: (i) the Executive's material failure to perform (other than by reason of disability) his duties and responsibilities as an employee or director which are not remedied within 30 days after receipt of written notice thereof from the Company, (ii) fraud, embezzlement or other material dishonesty with respect to the Company, (iii) conviction of, or plea of nolo contendere to, any felony or any other crime involving fraud, dishonesty or moral turpitude, (iv) the Executive shall have materially breached any confidentiality or non-competition agreement to which the Executive is a party with the Company directly, or (v) the Executive shall have materially breached this Agreement, provided, however, with respect to clauses (i) and (v) hereof Executive shall have received written notice from the Company and such material failure or material breach shall not have been remedied within 30 days of receipt of such notice and provided, further, that the termination of the employment of the Executive shall not be deemed to be a Termination for Cause unless (1) the written notice of termination indicates the specific termination provision relied upon and sets forth the facts and circumstances claimed to provide a basis for termination;
(2) an opportunity is provided for the Executive, together with his counsel, to be heard before the Board of Directors on the matter of termination; and (3) the Executive receives a


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letter of termination from the Board of Directors stating that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in clauses (c), (i), (ii), (iii), (iv), or (v).

            (d) The Executive's employment hereunder shall terminate upon his death.

            (e) Any termination (1) by the Company pursuant to subsections 6(a) or (c) above or (2) by the Executive pursuant to subsection 6(b) above shall be communicated by written Notice of Termination ("Notice of Termination") to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision relied upon, and shall set forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment hereunder.

            (f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated under Section 6(a), on the date the Executive's employment is terminated by the Company in accordance with a Notice of Termination under Section 6(a), (iii) if the Executive's employment is terminated pursuant to a Notice of Termination under Section 6(c), the date upon which such termination becomes effective pursuant to this Agreement and such Notice of Termination, and (iv) the third anniversary of the Effective Date if the Executive is employed by the Company at such date.

            (g) Except in the case of a Termination Without Cause pursuant to
Section 6(c), the Executive shall be paid all amounts earned to the Date of Termination.


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In the case of Termination Without Cause during the Executive's employment under this Agreement pursuant to Section 6(c), the Executive shall be paid by the Company his Base Compensation for a period commencing on the day following the Date of Termination and ending on the third anniversary of the Effective Date
(as defined in Section 1 of this Agreement). Executive's rights under this Subsection (g) shall survive the termination of his employment under this Agreement.

      7. Confidential Information; Intellectual Property; Restricted Activities.

            (a) Confidential Information. Executive acknowledges that Company and its affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its affiliates for protecting Confidential Information and shall never disclose to any person or to any governmental agency or political subdivision of any government (except as required by applicable law or for the proper performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

            "Confidential Information" means any and all information of the Company and its affiliates that is not generally known by others with whom they compete or do business, or with whom they actively plan to compete or do business. Confidential


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Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its affiliates, (ii) the Products, (iii) Intellectual Property; (iv) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (v) the identity and special needs of the customers of the Company and its affiliates; and (vi) the people and organizations with whom the Company and its affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

            (b) Intellectual Property. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to promptly and fully disclose all Intellectual Property to the Company and to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".


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            "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to writing by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the Products or any activity of the Company or any of its Affiliates which is under active development.

            "Products" mean all products under active development, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or under active development by the Company or any of its affiliates, during the Term of Executive's Employment.

            (c) All documents, records, files, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its affiliates and to their customers, prospective customers, vendors, and any other persons with whom the Company has business dealings, including, but not limited to, originals and all copies of all correspondence, soliciting materials, contracts, proposals, analyses, performance data and other written or computer software, data bases, programs and disks, in whole or in part, thereof, whether or not prepared by the Executive, are the sole and exclusive property of the Company and its affiliates ("Documents"). Upon termination of Executive's employment for any reason, whether during the period set forth in Section 2 hereof or thereafter, or at such earlier time or


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times as the Board may specify, the Executive shall immediately turn over to the
Company all Documents maintained by, or under the control or possession of, the Executive.

            (d) Restricted Activities.

                  (i) While the Executive is employed hereunder and for a period of two (2) years after his employment terminates (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, coventurer or otherwise, compete with the Company or any of its affiliates within the United States or within any country in which the Company makes sales of products representing 50% or more of its revenue undertake with any third party any planning for any business competitive with the Company or any of its affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its affiliates as conducted or under active development at any time during the Term of Executive's Employment. For the purposes of this Section 7, the business of the Company and its affiliates shall include all Products and the Executive's undertaking shall encompass all items, products and services that may be competitive with Products.

                  (ii) The Executive agrees that, during his employment hereunder, he will not undertake any outside activity, whether or not competitive with the business of the Company or any of its affiliates, that could reasonably give rise to a


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conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its affiliates.

                  (iii) The Executive further agrees that while he is employed by the Company hereunder and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its affiliates, to perform services for any Person, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with, the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

                  "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates.

            8. Enforcement. The Executive recognizes that his agreement to the terms and conditions of this Section 8 represents a material inducement to the Company to employ the Executive. The Executive acknowledges that irreparable injury may result to the Company and that the Company will have no adequate remedy at law in the event that the Executive breaches any of the provisions of
Section 7 hereof. Accordingly, the Executive agrees that in the event of a breach by the Executive of any of the provisions of Section 7, the Company shall, in addition to all other rights and remedies, be entitled to injunctive relief with respect to such breach and/or to a decree


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for specific performance of the terms of such Section, in each instance without the necessity of showing any irreparable injury or special damages.

            9. Successors.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) In the event Executive's employment under this Agreement shall terminate for any reason while any amounts have been earned but not paid as of the applicable Date of Termination as defined herein or are otherwise due the Executive under the terms of Section 6 hereof or by reference thereto, then the right to receive such amount shall survive and be enforceable after the termination of Executive's employment hereunder by the Executive, his successors, assigns, executors, administrators, heirs, legatees, devisees or legal representatives.

      10. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed


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to have been duly given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, transmitted by facsimile transmission or delivered by messenger addressed as follows:

                                     If to the Executive:

                                     Roger F. Lorenzini
                                     79 Many Levels Road
                                     White Bear Lake, Minnesota 55110

          with a copy to:            John L. Devney, Esq.
                                     Briggs and Morgan
                                     2200 First National Bank Building
                                     Saint Paul, MN 55101

                                     If to the Company:

                                     Jazz Photo Corp.
                                     1459 Pinewood Street
                                     Rahway, NJ 07065

          with a copy to:            Stephen C. Kahr, Esq.
                                     Greenberg & Kahr
                                     3 New York Plaza
                                     New York, New York 10004

or to such other address as any such person may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      11. Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be


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deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      12. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without reference to conflicts of laws.

      13. Severability; Survivability. It is the intent of the parties hereto that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The provisions of Sections 6(g), 7, 8 and 9(b) of this Agreement shall survive the expiration or termination of Executive's employment hereunder, whether during the period set forth in Section 2 of this Agreement or thereafter, and the termination of this Agreement.

      14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      15. Only Employment Agreement. From and after the Effective Date, this Agreement shall supersede any and all prior employment agreements between the parties.


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      16. Future Negotiations. If the Executive is employed by the Company six
(6) months prior to the third anniversary of the Effective Date then the Company and the Executive shall commence good faith negotiations for the purpose of determining whether, and on what basis, if any, they can agree that Executive may be employed by the Company after the third anniversary of the Effective Date. The Executive shall have no obligation under this Section 16 to remain in the employ of the Company and the Company shall have no obligation hereunder to employ the Executive after the second anniversary of the Effective Date.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                     JAZZ PHOTO CORP.


                                                BY: /s/ Jack Benun
                                                    --------------------
                                                    Jack Benun, President


                                                    /s/ Roger F Lorenzini
                                                    --------------------
                                                     Roger F. Lorenzini 3-18-97


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